Exhibit 4.4

FORESIGHT ENERGY LP

LONG-TERM INCENTIVE PLAN

[FORM OF] PHANTOM UNIT AGREEMENT

This Phantom Unit Agreement (this “Agreement”) is made as of the date set forth on the signature page to this Agreement (the “Grant Date”) between Foresight Energy GP LLC, a Delaware limited liability company (the “General Partner”), and the individual named on the signature page to this Agreement (the “Participant”) pursuant to the terms and conditions of the Foresight Energy LP Long-Term Incentive Plan (the “Plan”). The Participant acknowledges receipt of a copy of the Plan, and agrees that the terms and provisions of the Plan, including any future amendments thereto, shall be deemed a part of this Agreement as if fully set forth herein. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

WHEREAS, the Board has adopted the Plan to, among other things, attract, retain and motivate certain directors, officers, employees and consultants of the General Partner, Foresight Energy LP (the “Partnership”) and their respective Affiliates (each, a “Company Entity” and, collectively, the “Company Entities”); and

WHEREAS, the General Partner desires to grant to the Participant on the terms and conditions set forth herein and in the Plan, and the Participant desires to accept on such terms and conditions, the number of Phantom Units set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Phantom Units. The General Partner hereby grants to the Participant, effective as of the Grant Date, the number of Phantom Units specified on Exhibit A hereto, subject to all of the terms and conditions set forth in the Plan and in this Agreement (the “Phantom Units”). Unless and until a Phantom Unit vests pursuant to this Agreement, the Participant will have no right to payment in respect of such Phantom Unit. Prior to actual payment in respect of a vested Phantom Unit, such Phantom Unit will represent an unsecured obligation of the Partnership, payable (if at all) only from the general assets of the Partnership. The Phantom Units granted pursuant to this Agreement do not and shall not entitle the Participant to any rights of a holder of Units prior to the date Units are issued to the Participant in settlement of a vested Phantom Unit.

2. [Grant of Tandem DER. This grant of Phantom Units includes a tandem grant of DERs with respect to each Phantom Unit. Each DER granted hereunder shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the Phantom Unit to which it corresponds. Each vested DER shall entitle the Employee to receive payments, subject to and in accordance with this Agreement, in an amount equal to any distributions made by the Partnership in respect of the Units underlying the Phantom Units to which such DER relates. The Company shall establish, with respect to each Phantom Unit, a separate DER bookkeeping account for such Phantom Unit (a “DER Account”), which shall be credited

(without interest) on the applicable distribution dates with an amount equal to any distributions made by the Partnership during the period that such Phantom Unit remains outstanding with respect to the Unit underlying the Phantom Unit to which such DER relates. Upon the vesting of a Phantom Unit, the DER (and the DER Account) with respect to such vested Phantom Unit shall also become vested. Similarly, upon the forfeiture of a Phantom Unit, the DER (and the DER Account) with respect to such forfeited Phantom Unit shall also be forfeited. DERs shall not entitle the Employee to any payments relating to distributions occurring after the earlier to occur of the applicable Phantom Unit payment date or the forfeiture of the Phantom Unit underlying such DER. The DERs and any amounts that may become distributable in respect thereof shall be treated separately from the Phantom Units and the rights arising in connection therewith for purposes of Section 409A (including for purposes of the designation of time and form of payments required by Section 409A).]1

3. Vesting and Forfeiture of the Phantom Units.

(a) Except as otherwise provided in this Agreement, the Phantom Units will vest in accordance with the vesting schedule set forth in the following table, provided that the Employee remains continuously employed by a Company Entity from the Grant Date through each vesting date set forth on Exhibit A (each, a “Vesting Date”) and, on or prior to the applicable Vesting Date has met the performance criteria (if any) set forth on Exhibit A. If, on any Vesting Date, the application of the vesting schedule set forth above results in a fractional Phantom Unit becoming vested, the number of Phantom Units vesting on such date shall be rounded up to the next whole number of Phantom Units.

(b) Notwithstanding any provision in this Agreement to the contrary, in the event of a termination of the Participant’s employment or service relationship, as applicable, with the Company Entities for any reason or no reason whatsoever, all Phantom Units that have not vested prior to the date of such termination and [all DER Accounts, if any], shall thereupon automatically be forfeited by the Participant without further action and without payment of consideration therefor. No Phantom Unit that has not become vested prior to the termination of the Participant’s employment or service relationship, as applicable, with the Company Entities shall thereafter become vested.

4. Settlement of Phantom Units and DERs.

(a) Phantom Units. Subject to Section 4, unpaid vested Phantom Units shall be paid to the Participant in the form of Units as soon as reasonably practical, and not later than 30 days, following each Vesting Date. The Units, if any, issued to the Participant in settlement of a vested Phantom Unit shall consist of (a) Units acquired in the open market, (b) Units acquired from the Partnership, one of its Affiliates or from any other Person, (c) Units otherwise issuable by the Partnership, or (d) any combination of the foregoing, as determined by the Committee in its discretion.

(b) [DERs. Subject to Section 7, upon the vesting of a Phantom Unit, as soon as reasonably practical, but not later than 30 days, thereafter, the General Partner shall pay the Employee, at the discretion of the General Partner, either (i) a single lump sum cash payment equal to the amount then credited to the DER Account maintained with respect to such Phantom Unit, (ii) a number of Units with a Fair Market Value equal to the amount then credited to the DER Account maintained with respect to such Phantom Unit or (iii) any combination of the foregoing.]2

[1]	Paragraph to be removed in the case of Phantom Units granted without DERs.
[2]	Paragraph to be removed in the case of Phantom Units granted without DERs.

5. Transferability and Assignment. This Agreement and the Phantom Units [and DERs] granted hereunder will not be transferable by the Participant other than by will or the laws of descent and distribution. Any purported transfer, assignment, alienation, pledge, hypothecation, attachment, sale, transfer or encumbrance shall be null, void and unenforceable against the Company Entities.

6. Tax Withholding. Upon any taxable event arising in connection with the Phantom Units [or the DERs], the Company Entities shall have the authority and the right to deduct or withhold, or to require the Participant to remit to a Company Entity, an amount sufficient to satisfy all applicable federal, state and local taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to such event. In satisfaction of the foregoing requirement, unless otherwise determined by the Committee, the General Partner or one of its Affiliates shall withhold Units otherwise issuable in respect of such Phantom Units having a Fair Market Value on the date of withholding equal to the aggregate amount of taxes required to be withheld with respect to such event based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

7. General Provisions.

(a) Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and all decisions of a majority of the Committee with respect thereto and this Agreement shall be final and binding upon the Participant and the General Partner. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

(b) Tax Consultation. None of the Board, the Committee or the Company Entities have made any warranty or representation to the Participant with respect to the income tax consequences of the grant or vesting of the Phantom Units or the transactions contemplated by this Agreement, and the Participant represents that the Participant is in no manner relying on such entities or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. The Participant represents that the Participant has consulted with any tax consultants that the Participant deems advisable in connection with the Phantom Units.

(c) Successors. This Agreement shall be binding upon the Participant, the Participant’s legal representatives, heirs, legatees and distributees, and upon the General Partner, its successors and assigns.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises,

representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

(e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

(f) Amendments, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee (i) to the extent permitted by the Plan, (ii) to the extent necessary to comply with applicable laws and regulations or to conform the provisions of this Agreement to any changes thereto and/or (iii) to settle vested Phantom Units pursuant to all applicable provisions of the Plan. Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended, except by a written agreement signed by both the General Partner and the Participant.

(g) Clawback. The Participant acknowledges that the Phantom Units granted and the Units (if any) issued hereunder are subject to clawback as provided in this Section 8(o) of the Plan.

(h) Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that any of the Company Entities may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the General Partner under the Plan. Electronic delivery may be made via the electronic mail system of the General Partner or one of its Affiliates or by reference to a location on an intranet site to which the Participant has access. The Participant hereby consents to any and all procedures the General Partner has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the General Partner may be required to deliver, and agrees that the Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature.

(i) Code Section 409A. Neither the Phantom Units nor any amounts payable pursuant to this Agreement are intended to constitute or provide for a deferral of compensation that is subject to Section 409A. Notwithstanding the foregoing, the General Partner makes no representations that the payments and benefits provided under this Agreement are exempt from Section 409A and in no event shall the General Partner be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A. Nevertheless, to the extent that the Committee determines that the Phantom Units or any amount payable pursuant to this Agreement may not be exempt from (or compliant with) Section 409A, the Committee may (but shall not be required to) amend this Agreement in a manner intended to comply with the requirements of Section 409A or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (i) exempt the Phantom Units from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Phantom Units, or (ii) comply with the requirements of Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement as of the     day of        , 20    , effective for all purposes as provided above.

FORESIGHT ENERGY GP LLC

By:
Title:
Name:

PARTICIPANT

[Insert name of Participant]

SIGNATURE PAGE TO

PHANTOM UNIT AGREEMENT

EXHIBIT A

1.	Number of Phantom Units Granted under this Agreement: .

2.	Vesting Dates of Phantom Units:

Vesting Date	Percentage of the Phantom Units that Vest

3.	Performance-Based Vesting Conditions: